EXHIBIT 10.11

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

This COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT (the “Agreement”), effective as of March 10 , 2014 (the “Effective Date”), is made by and between (i) AnaptysBio, Inc., a Delaware corporation, having a place of business at 10421 Pacific Center Court, Suite 200, San Diego, California 92121 (“AnaptysBio”), and (ii) TESARO, Inc., a Delaware corporation, having a place of business at 1000 Winter Street, Suite 3300, Waltham, Massachusetts 02541 (“TESARO US”) and TESARO Development, Ltd., a Bermuda corporation, having its principal office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (together with TESARO US, “TESARO”).

BACKGROUND

A. AnaptysBio has skills, expertise and proprietary technology for the discovery, generation and optimization of immunotherapy antibodies.

B. AnaptysBio is developing therapeutic antibodies against immune checkpoint proteins for use in the treatment of cancer and related conditions.

C. TESARO possesses expertise in the research, development, manufacturing and commercialization of treatments for cancer and related conditions.

D. TESARO and AnaptysBio desire to enter a collaboration wherein AnaptysBio will perform certain discovery and early development of therapeutic antibodies against immune checkpoint proteins, with the goal of generating immunotherapy antibodies to such targets for subsequent preclinical, clinical, regulatory and commercial development by TESARO.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

1.	DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

1.1. “Affiliate” shall mean any corporation or other entity, whether de jure or de facto, which is directly or indirectly controlling, controlled by or under common control of a Party hereto for so long as such control exists. For the purposes of this Section 1.1, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote, or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists, or the power to otherwise direct the affairs of the entity.

1.2. “AnaptysBio IP Rights” shall mean, collectively, the AnaptysBio Patents and the AnaptysBio Know-How.

1.3. “AnaptysBio Know-How” shall mean all trade secret and other proprietary know- how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful for TESARO to make, use, develop, sell or seek regulatory approval to market a Product, or to practice any method or process, and which (a) AnaptysBio discloses or makes available to TESARO under this Agreement, or (b) are within the Control of AnaptysBio. AnaptysBio Know-How shall exclude the AnaptysBio Platform.

1.4. “AnaptysBio Patents” shall mean all Patents owned or Controlled by AnaptysBio to the extent claiming the manufacture, composition or use of the Development Antibodies. AnaptysBio Patents shall exclude Patents included within the AnaptysBio Platform.

1.5. “AnaptysBio Platform” shall mean: (a) all know-how, trade secrets, data, inventions, proprietary software, works of authorship, designs, techniques, methods, processes, formulations, structure and other information relating to compounds, compositions, specifications, reagents, ideas and information relating to AnaptysBio’s proprietary technology that is, in each case, generally applicable to the discovery, modification, optimization and/or humanization of antibodies and/or other proteins, and/or nucleic acids relating thereto (including, without limitation, the expression, manufacture and formulation of any of the foregoing); and (b) all patent and other intellectual property rights in any of the foregoing; provided, that the AnaptysBio Platform shall not include any Patents covering the composition of matter, in whole or in part, of any Development Antibody or the Patents set forth on Schedule 12.2(i). Without limiting the generality of the foregoing, AnaptysBio Platform shall include any such information generated, discovered or developed in whole or in part by employees or agents of AnaptysBio in performing any Discovery Program, or otherwise generated, discovered or developed in whole or in part by employees or agents of AnaptysBio during the term of this Agreement; in each case, to the extent any of the foregoing: (i) relate to the AnaptysBio Platform, improvements to the AnaptysBio Platform, or the use of the AnaptysBio Platform or any such AnaptysBio Platform improvements; or (ii) are generally applicable to the discovery, modification, optimization or humanization of proteins and nucleic acids (including, without limitation, the expression and manufacture thereof); provided, that the AnaptysBio Platform shall not include any Patents covering the composition of matter, in whole or in part, of any Development Antibody or the Patents set forth on Schedule 12.2(i).

1.6. “Collaboration IP Rights” shall mean all Collaboration Patents and Collaboration Know-How.

1.7. “Collaboration Know-How” shall mean all proprietary ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information developed solely or jointly by AnaptysBio and/or TESARO during and in connection with the Discovery Program, or by or for TESARO, its Affiliate or sublicensees in connection with the further development of a Product during and in connection with the Discovery Program. Collaboration Know-How shall exclude the AnaptysBio Platform.

1.8. “Collaboration Patents” shall mean all Patents the subject of which are inventions conceived and reduced to practice solely or jointly by AnaptysBio and/or TESARO during and in connection with the Discovery Program, or by or for TESARO, its Affiliate or sublicensees in connection with the further development of a Product during and in connection with the Discovery Program. Collaboration Patents shall exclude the AnaptysBio Platform.

1.9. “Combination Product” means a Product that contains a Development Antibody and at least one other therapeutically active product or pharmaceutical ingredient which is not a Development Antibody.

1.10. “Commercially Reasonable Efforts” means, with respect to a Party, such efforts that are consistent with the efforts and resources normally used by such Party in the exercise of its reasonable business discretion relating to the research, development and commercialization of a pharmaceutical or biologic product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the potential or actual profitability of the applicable products (including pricing and reimbursement status achieved or to be achieved), and other relevant factors, including technical, legal, scientific and/or medical factors. For purposes of clarity, Commercially Reasonable Efforts would be determined on a market-by-market and indication- by-indication basis for a particular product and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the product and the market(s) involved. [*]

1.11. “Confidential Information” shall have the meaning set forth in Section 10.1.

1.12. “Control,” “Controls,” “Controlled” or “Controlling” shall mean possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangements with any Third Party.

1.13. “Development Antibody” shall mean any antibody that is developed using the AnaptysBio Platform antibody technology under one of the Discovery Programs and is a Target Antagonist. In addition, the antibodies existing as of the Effective Date and identified on Exhibit C attached to the Supplmental Information Package, which Exhibit also sets forth the sequence of such antibodies, shall each be a “Development Antibody” under this Agreement.

1.14. “Development Programs” shall mean, collectively, the PD-1 Development Program, TIM-3 Development Program and LAG-3 Development Program, and “Development Program” shall mean any of such programs.

1.15. “Discovery Plan” shall mean the written research plan governing the joint effort of the Parties in conducting the applicable Discovery Program, which may be amended from

3	*Confidential Treatment Requested.

time to time, in accordance with this Agreement. The initial Discovery Plan for each Discovery Program is attached to the Supplemental Information Package as Exhibits A-1 – A-3.

1.16. “Discovery Programs” shall mean, collectively, the PD-1 Discovery Program, TIM-3 Discovery Program and LAG-3 Discovery Program, and “Discovery Program” shall mean any of such programs.

1.17. “Discovery Program Term” shall mean, with respect to a Discovery Program, the term of such Discovery Program, as provided in Section 2.7 below.

1.18. “EMA” shall mean the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.

1.19. “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.20. “Field” shall mean all uses of Products for any purpose, including the [*].

1.21. “FTE” shall mean a full-time person working on the Discovery Program, or in the case of less than a full-time, dedicated person, a full-time, equivalent person year, based upon a total of [*] hours per year of work in connection with a Discovery Program.

1.22. “GLP Study” shall mean any in vitro or in vivo study that (i) is required under 21 C.F.R. § 58 to be governed under the principles of good laboratory practice, or (ii) is performed by a GLP vendor.

1.23. “IND” shall mean an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. § 312.3

1.24. “JSC” or “Joint Steering Committee” shall have the meaning set forth in Section 4.1.

1.25. “LAG-3” shall mean lymphocyte-activation gene 3, encoded by the LAG3 gene, also known as CD223.

1.26. “LAG-3 Development Program” shall mean the development program to be conducted in accordance with Section 3 for the development of Development Antibodies generated under the LAG-3 Discovery Program.

1.27. “LAG-3 Discovery Program” shall mean the discovery program to be conducted in accordance with Section 2 for the development of antibodies directed to antagonize LAG-3, including dual-reactive antibodies that are directed to antagonize both PD-1 and LAG-3.

1.28. “MAA” means a Marketing Authorization Application, or similar application for marketing approval of a Product for use in the Field submitted to the EMA.

4	*Confidential Treatment Requested.

1.29. “NDA” shall mean a New Drug Application or Biologics License Application, or similar application for marketing approval of a Product for use in the Field submitted to the FDA.

1.30. “Net Sales” means, with respect to any Product, the gross invoiced sales price of such Product sold by TESARO, its Affiliates or sublicensees (the “Selling Party”), in arm’s- length sales to Third Parties, less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by the Third Party customer, on such sales for:

[*]

The maximum allowed for deductions resulting from clauses [*], collectively, shall not exceed [*] percent ([*]) of the total Net Sales.

If a Product is sold as part of a Combination Product, for purposes of determining payments due hereunder, Net Sales of such Product shall be deemed to be an amount equal to the following:

(X divided by Y) multiplied by Z,

where “X” is the average sales price during the applicable reporting period achieved for the relevant Product in the country in which such sale occurred when the Product contains only the Product and no other active pharmaceutical ingredient;

“Y” is the sum of the average sales price during the applicable reporting period achieved in that country (as applicable) of each active pharmaceutical ingredient included in the Combination Product when such compound is sold as a separate product and not as part of a Combination Product; and

“Z” is the single price at which the relevant Combination Product was actually sold.

In the event that no separate sale of either (i) the Product and no other active pharmaceutical ingredient or (ii) the other active pharmaceutical ingredient(s) of the Combination Product are made during the accounting period in which the sale was made or if the price for a particular therapeutically active ingredient or relevant product cannot otherwise be determined for an accounting period, Net Sales allocable to the Product shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, variations in potency, the relative contribution of each therapeutically active ingredient in the Combination Product, and relative value to the end user of each therapeutically active ingredient.

Sales among TESARO and its Affiliates or sublicensees shall be excluded from the computation of Net Sales, and no royalties will be payable on such sales except where such Affiliates or sublicensees are end users; provided, however, in that any subsequent resale to a Third Party shall be included within Net Sales.

Notwithstanding the foregoing, Net Sales shall be calculated and accounted for in accordance with United States generally accepted accounting principles (“GAAP”); provided, that if TESARO should change accounting standards during the term of this Agreement due to a

5	*Confidential Treatment Requested.

merger, acquisition or requirement of applicable laws, then Net Sales hereunder may be calculated and accounted for in accordance with such different set of accounting standards, consistently applied, following such change.

1.31. “Party” or “Parties” shall mean, respectively, AnaptysBio or TESARO, individually, or AnaptysBio and TESARO, collectively.

1.32. “Patents” shall mean (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, and (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications.

1.33. “PD-1” shall mean programmed cell death protein 1, encoded by the PDCD1 gene, also known as CD279.

1.34. “PD-1 Development Program” shall mean the development program to be conducted in accordance with Section 3 for the development of Development Antibodies generated under the PD-1 Discovery Program.

1.35. “PD-1 Discovery Program” shall mean the discovery program to be conducted in accordance with Section 2 for the development of antibodies directed to antagonize PD-1, including the antibody identified on Exhibit C to the Supplemental Information Package. [*]

1.36. “Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study and would satisfy requirements of 21 CFR 312.21(b) or its foreign equivalent.

1.37. “Phase III Clinical Trial” shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA, and would satisfy requirements of 21 CFR 312.21(c) or its foreign equivalent.

1.38. “Product” shall mean any pharmaceutical or biologic product or therapy including one or more Development Antibodies, in whole or in part, as an active ingredient.

1.39. “Subcontractor” means a Third Party which a Party has engaged to perform services in connection with such Party fulfilling its obligations and exercising its rights under and pursuant to this Agreement.

1.40. “Supplemental Information Package” means the Supplemental Information Package delivered in connection with the execution of this Agreement by the Parties on the Effective Date.

1.41. “Target(s)” shall mean LAG-3, PD-1 and TIM-3.

1.42. “Target Antagonist” shall mean an antibody that is created against and selected in order to antagonize Target(s), and does anatagonize that Target.

6	*Confidential Treatment Requested.

1.43. “Territory” shall mean worldwide.

1.44. “TESARO Know-How” shall mean all proprietary ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information developed by or for TESARO, its Affiliate or sublicensees in connection with the further development of a Product and Controlled by TESARO.

1.45. “TESARO Patents” shall mean all Patents Controlled by TESARO the subject of which are inventions conceived and reduced to practice by or for TESARO, its Affiliate or sublicensees in connection with the further development of a Product.

1.46. “TIM-3” shall mean the T cell immunoglobulin and mucin protein 3 protein, encoded by the TIM3 gene.

1.47. “TIM-3 Development Program” shall mean the development program to be conducted in accordance with Section 3 for the development of Development Antibodies generated under the TIM-3 Discovery Program.

1.48. “TIM-3 Discovery Program” shall mean the discovery program to be conducted in accordance with Section 2 for the development of antibodies directed to antagonize TIM-3, including dual-reactive antibodies that are directed to antagonize both PD-1 and TIM-3.

1.49. “Third Party” shall mean any person or entity other than AnaptysBio and TESARO, and their respective Affiliates.

1.50. “Third Party In-License” shall mean any agreement between AnaptysBio or any Affiliate thereof and any Third Party under which AnaptysBio or such Affiliate is or has been granted a license or other rights under the AnaptysBio IP Rights or with respect to the AnaptysBio Platform.

2.	DISCOVERY PROGRAMS

2.1. Goals. The goals of the Discovery Programs are the discovery of Development Antibodies directed to the applicable Targets, and characterization and certain testing, including certain efficacy, pharmacology and toxicology studies, provided that none shall be a GLP Study, all as set forth in the applicable Discovery Plan for such Discovery Program.

2.2. Responsibility. AnaptysBio shall hold the primary responsibility for executing each of the Discovery Programs in accordance with each Discovery Plan. AnaptysBio shall utilize resources and methodologies as needed with respect to the AnaptysBio Platform to generate Development Antibodies with respect to each Target.

2.3. Conduct of the Discovery Program. Subject to the terms and conditions set forth herein, AnaptysBio agrees to conduct research under the Discovery Programs, which shall be funded as set forth in Section 6. During each Discovery Program Term, AnaptysBio shall use Commercially Reasonable Efforts to conduct each Discovery Program in accordance with the applicable Discovery Plan within the time schedules contemplated therein and to keep TESARO informed as to the progress and results of the Discovery Programs hereunder.

2.4. Discovery Plans. Each Discovery Program shall be carried out in accordance with a mutually agreed upon written Discovery Plan, which shall establish specific research objectives and the research tasks to be performed and resources to be provided by AnaptysBio. The initial Discovery Plans, attached to the Supplemental Information Package as Exhibits A-1 – A-3, establish: (i) the scope of the research activities which will be performed under the applicable Discovery Program; (ii) the research objectives and work plan activities with respect to such Discovery Program; and (iii) the criteria for determining when a Development Antibody shall be advanced into its respective Development Program. The Discovery Plans may be amended or modified from time to time by approval of the JSC.

2.5. Discovery Budgets. Each Discovery Plan includes a budget covering the activities to be conducted by AnaptysBio under such Discovery Plan, as approved by the Parties (each, a “Discovery Budget”). The Discovery Budgets may be amended from time to time by approval of the JSC, but, unless otherwise decided by the JSC, only following a JSC-approved modification to the applicable Discovery Plan which necessitates a change in the applicable Discovery Budget. At all times the Discovery Budgets shall reflect the Parties’ good faith estimate of the costs reasonably necessary in order for AnaptysBio to complete its activities set forth in the Discovery Plans.

2.6. Discovery Program Costs. During the applicable Discovery Program Term and subject to TESARO funding the costs of each Discovery Program pursuant to Section 6.1, AnaptysBio shall [*]. At the beginning of each calendar quarter, [*].

2.7. Term of Discovery Program. Each Discovery Program Term shall commence on the Effective Date and shall end upon the earlier of [*].

2.8. Third Party Licenses. In the event that the Parties agree to acquire additional technologies, equipment or other fixed assets from a Third Party specifically for use in the conduct of a Discovery Program, TESARO will be responsible for the payment of any amounts due to Third Parties for the license of intellectual property which directly applies to any Target, and the costs of negotiating, preparing and executing any such license.

2.9. Records; Inspection.

(a) Records. AnaptysBio and TESARO shall maintain records of each Discovery Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Discovery Program (including all data in the form required under any applicable governmental regulations or as directed by the JSC). All such records shall be owned by AnaptysBio, and licensed to TESARO on a Discovery Program-by-Discovery Program basis in accordance with Section 5.1 and AnaptysBio shall deliver copies of any such records to TESARO upon TESARO’s written request. AnaptysBio shall maintain any such records, to the extent not delivered to TESARO, during the applicable Discovery Program Term and for a

8	*Confidential Treatment Requested.

period of at least five (5) years thereafter, and shall provide TESARO access to such records at AnaptysBio’s place of business upon reasonable advance notice by TESARO.

(b) Reports and Information Exchange. During each Discovery Program Term, each of TESARO and AnaptysBio shall use their respective Commercially Reasonable Efforts to disclose to the other Party all material information relating to the applicable Discovery Program promptly after it is learned or its materiality is appreciated. Each Party shall also keep the other Party, including the Joint Steering Committee, informed as to its progress under each Discovery Plan. [*]

2.10. Technology Transfer. At any time after cessation, termination or completion of the applicable Discovery Program, or as reasonably requested by TESARO at any time after the Effective Date, TESARO shall have the right to request that AnaptysBio commence a technology transfer to TESARO, or its designee, of any tangible embodiments of AnaptysBio Know-How or other information and technology reasonably necessary for the GLP manufacture, clinical and/or commercial manufacture of Products or any Development Antibodies with respect to such Discovery Program. The cost of a technology transfer shall be borne by TESARO and shall be based on the FTE rates set forth herein. [*]

2.11. Subcontracting.

(a) AnaptysBio Right to Subcontract. Subject to the terms of this Agreement, AnaptysBio shall have the right to engage Affiliates or Subcontractors to perform certain of its obligations under the Discovery Plans; provided, that with respect to each subcontract: (i) AnaptysBio shall notify TESARO in writing (on a confidential basis) in advance (including a description of the activity(ies) to be subcontracted, the identity of the Subcontractor and the countries involved); (ii) AnaptysBio shall ensure that each of its Subcontractors accepts and complies with all applicable terms and conditions of this Agreement, and AnaptysBio shall remain responsible for the performance of its Subcontractors hereunder; (iii) no subcontract shall contain any royalty bearing licenses or any milestone payment obligations, in each case, payable by AnaptysBio, without the prior written consent of TESARO; and (iv) any such subcontract shall (A) be in writing, (B) be subject and subordinate to the terms and conditions of this Agreement, (C) contain terms and conditions which are consistent with the terms and conditions of this Agreement, (D) not in any way diminish, reduce or eliminate any of AnaptysBio’s obligations under this Agreement, (E) impose on the Subcontractor all applicable obligations under the terms of this Agreement, including the reporting, audit, inspection and confidentiality provisions hereunder, as well as a provision prohibiting such Subcontractor from further sublicensing or subcontracting, and (F) use reasonable efforts to cause such subcontract to be assignable to TESARO without consent of the Subcontractor. Notwithstanding the foregoing, approval of the JSC will be required if AnaptysBio desires to engage a Subcontractor to perform work related to chemistry, manufacturing and controls.

(b) TESARO Right to Subcontract. Subject to the terms of this Agreement, TESARO shall have the right to engage Affiliates or Subcontractors to perform certain of its obligations and exercise its rights under this Agreement (including any activities under the Development Programs); provided, that with respect to each subcontract: (i) TESARO shall ensure that each of its Subcontractors accepts and complies with all applicable terms and

9	*Confidential Treatment Requested.

conditions of this Agreement, and TESARO shall remain responsible for the performance of its Subcontractors hereunder; and (ii) any such subcontract shall (A) be in writing, (B) be subject and subordinate to the terms and conditions of this Agreement, (C) contain terms and conditions which are consistent with the terms and conditions of this Agreement, (D) not in any way diminish, reduce or eliminate any of TESARO’s obligations under this Agreement, (E) impose on the Subcontractor all applicable obligations under the terms of this Agreement, including the reporting, audit, inspection and confidentiality provisions hereunder, and (F) use reasonable efforts to cause such subcontract to be assignable to AnaptysBio without consent of the Subcontractor.

2.12. [*]

3.	DEVELOPMENT PROGRAMS

3.1. Development Program Activities. Following completion of each Discovery Program, TESARO shall be responsible, at its sole expense, for conducting the Development Program, which shall include without limitation all pre-IND activities, including cross-reactivity studies and pilot studies to enable GLP pharmacology/toxicology studies, GMP manufacturing, regulatory filings, clinical trials and commercialization activities with respect to one or more Development Antibodies under each Development Program.

3.2. Records; Inspection.

(a) Records. TESARO shall maintain records of each Development Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Development Program (including all data in the form required under any applicable governmental regulations). TESARO shall maintain such records for a period of [*], and shall provide AnaptysBio access to such records at TESARO’s place of business upon reasonable advance notice by AnaptysBio in accordance with Section 7.4.

(b) Reports and Information Exchange. During the performance of each Development Program, TESARO shall use Commercially Reasonable Efforts to disclose to AnaptysBio all material information relating to the applicable Development Program promptly after it is learned or its materiality is appreciated. TESARO shall also keep AnaptysBio informed as to its progress under each Development Program. Within sixty (60) days following the end of each calendar quarter of the Development Program, [*].

(c) Assistance by AnaptysBio. Upon reasonable request by TESARO, AnaptysBio will in good faith make available key personnel to assist TESARO in the planning, monitoring and strategy of preclinical development, manufacturing and early clinical development under each Development Program, provided that any material expenses incurred by AnaptysBio (including FTEs utilized, reasonable travel expenses and specialized supplies or equipment required) shall be reimbursed by TESARO in accordance with Section 2.6 above.

10	*Confidential Treatment Requested.

4.	MANAGEMENT

4.1. Joint Steering Committee. Promptly after the Effective Date, TESARO and AnaptysBio will establish a committee (the “Joint Steering Committee” or “JSC”) to oversee, review and recommend direction of each Discovery Program. The responsibilities of the Joint Steering Committee shall include, monitoring, reporting progress, developing strategies and ensuring open and frequent exchange between the Parties regarding each Discovery Program and the activities of the Parties and their Affiliates, Subcontractors and agents thereunder.

4.2. Membership. The JSC shall include [*] of each of TESARO and AnaptysBio, each Party’s members selected by that Party. AnaptysBio and TESARO may each replace its JSC representatives at any time, upon written notice to the other Party. From time to time, the JSC may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the JSC agrees. Each Party’s JSC members shall be senior individuals empowered to provide timely feedback regarding their Party’s decisions on key matters.

4.3. Meetings. During each Discovery Program Term, the JSC shall meet at least quarterly, or as agreed by the Parties, at such locations as the Parties agree, and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference. With the consent of the Parties, other representatives of AnaptysBio or TESARO may attend JSC meetings as nonvoting observers. Each Party shall be responsible for all of its own expenses associated with attendance of such meetings. [*]

4.4. Minutes. The JSC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Secretary of the JSC (as appointed by the members of the JSC) shall be responsible for the preparation of draft minutes. [*] All records of the JSC shall at all times be available to both AnaptysBio and TESARO.

4.5. Decision Making. [*]

4.6. Development Program Meetings. During each [*] calendar period commencing with the completion of the applicable Discovery Program and continuing for a period of [*] thereafter, and then annually after such [*] period, upon the written request of either Party, TESARO and AnaptysBio shall meet to discuss the progress of each Development Program and review future activities planned by TESARO with respect thereto, including strategic plans for preclinical, clinical and commercial advancement of Products under each Development Program.

5.	LICENSES; EXCLUSIVITY

5.1. Grant.

(a) Subject to the terms and conditions of this Agreement, AnaptysBio hereby grants to TESARO and its Affiliates an exclusive license (with the right to grant sublicenses through multiple tiers) under the AnaptysBio IP Rights and Collaboration IP Rights to research, develop, make, have made, use, sell, offer for sale, import and export Products for use in the Field and in the Territory.

11	*Confidential Treatment Requested.

(b) Subject to the terms and conditions of this Agreement, AnaptysBio hereby grants to TESARO and its Affiliates a non-exclusive license (with the right to grant sublicenses through multiple tiers) under the Patents and other intellectual property constituting the AnaptysBio Platform to research, develop, make, have made, use, sell, offer for sale, import and export Products for use in the Field and in the Territory and as necessary for TESARO to practice the licenses granted to it under Section 5.1(a); provided, however that the foregoing license grant to TESARO is limited to researching, developing, making, having made, selling, offering for sale, importing, exporting and using Development Antibodies previously generated by AnaptysBio, and expressly excludes any license of rights to TESARO to utilize, practice or operate the AnaptysBio Platform to develop or generate new or materially different antibodies.

5.2. No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license or rights shall be created by implication, estoppel or otherwise. Without limiting the foregoing, if a Product contains an active pharmaceutcial ingredient or biologic in addition to the Development Antibody, then the licenses granted to TESARO under AnaptysBio IP Rights and the AnaptysBioPlatform shall not include the right to research, develop, make, have made, use, sell, offer for sale, import and export such other active pharmaceutical ingredient or biologic.

5.3. Exclusivity.

(a) Except to the extent required for AnaptysBio to fulfill its obligations under this Agreement and as permitted under this Agreement, with respect to each Target (or combination of Targets), [*].

(b) During the Exclusivity Period, and except with respect to a Product pursuant to this Agreement, TESARO shall not [*].

(c) The exclusivity described in Sections 5.3(a) and 5.3(b) will apply on a Discovery Program/Development Program basis, such that if a Discovery Program or Development Program is terminated for any reason, then the Targets that are subject of that Discovery Program or Development Program shall no longer be subject to the exclusivity. By way of example, if the TIM-3 Discovery Program is terminated, then the exclusivity shall no longer apply to TIM-3 alone or dual-reactivity to TIM-3 and PD-1, but the exclusivity for the other non-terminated Discovery Programs (or Development Programs) shall continue.

(d) Notwithstanding the foregoing provision of this Section 5.3, in the event of a Change of Control (as defined below) of AnaptysBio, or if AnaptysBio or an Affiliate acquires any Third Party, business or assets, or any interest therein (an “AnaptysBio Business Acquisition”), the provisions of this Section 5.3 shall not apply to any active research or development program that a portion of the surviving entity or Affiliate that was not AnaptysBio (prior to the Change of Control or AnaptysBio Business Acquisition) had ongoing as of immediately prior to the date of such Change of Control or AnaptysBio Business Acquisition. For purposes of this Section 5.3, a “Change of Control” shall mean, with respect to a Party, the merger, consolidation, sale of substantially all of such Party’s assets or similar transaction or series of transactions, as a result of which such Party’s shareholders before such transaction or series of transactions own less than fifty percent (50%) of the total number of voting securities of

12	*Confidential Treatment Requested.

the surviving entity immediately after such transaction or series of transactions. For clarity, if as a result of any such Change of Control, a Party exists as a wholly owned subsidiary of a parent, then the provisions of this Section 5.3 shall continue to apply to such Party as the surviving entity, but not to such parent.

(e) Notwithstanding the foregoing provision of this Section 5.3, in the event of a Change of Control of TESARO or if TESARO or an Affiliate acquires any Third Party, business or assets, or any interest therein (a “TESARO Business Acquisition”), the provisions of this Section 5.3 shall not apply to any active research or development program that a portion of the surviving entity or Affiliate that was not TESARO (prior to the Change of Control or TESARO Business Acquisition) had ongoing as of immediately prior to the date of such Change of Control or TESARO Business Acquisition.

6.	PAYMENTS

6.1. Upfront Payment. Within ten (10) business days following the Effective Date, TESARO shall pay to AnaptysBio a non-creditable, non-refundable license fee of seventeen million dollars (USD $17,000,000.00).

6.2. Discovery Program Funding. TESARO shall reimburse AnaptysBio on a quarterly basis for all [*]. All payments are non-creditable (against amounts in Secction 6.3 or 6.4) and non-refundable (except pursuant to Section 7.4 or Section 13.2). Within ten (10) days of the end of each calendar quarter, AnaptysBio shall provide TESARO with an invoice for all amounts owed by TESARO under this Section 6.2 for that calendar quarter and TESARO shall pay such amounts within thirty (30) days after receipt of AnaptysBio’s quarterly invoice. All amounts paid by TESARO to AnaptysBio pursuant to this Section 6.2 shall be made in accordance with Section 7.2 with respect to withholding for taxes or any other charges.

6.3. Upfront Payment. On a Development Program-by-Development Program basis, TESARO shall pay AnaptysBio the following payments [*]:

Milestone Event	Milestone Payment (USD)
Initiation of first GLP PK/tox Study	[*]
First IND clearance	[*]
Initiation of the first Phase II Clinical Trial	[*]
Initiation of the first Phase III Clinical Trial for first indication	[*]
Initiation of the first Phase III Clinical Trial for second indication	[*]
Filing of the first NDA for the first indication	$[*]
Filing of the first NDA for the second indication	$[*]
Filing of the first MAA for the first indication	$[*]
Filing of the first MAA for the second indication	$[*]

13	*Confidential Treatment Requested.

Milestone Event	Milestone Payment (USD)
First NDA approval for the first indication	$[*]
First NDA approval for the second indication	$[*]
First MAA approval for the first indication	$[*]
First MAA approval for the second indication	$[*]
Achievement of annual worldwide Net Sales in a calendar year equal to or greater than $[*]	$[*]
Achievement of annual worldwide Net Sales in a calendar year equal to or greater than $[*]	$[*]
Achievement of annual worldwide Net Sales in a calendar year equal to or greater than $[*]	$[*]
Achievement of annual worldwide Net Sales in a calendar year equal to or greater than $[*]	$[*]

As used in this Section 6.3, the following terms have the meanings set forth below:

“initiation” means, with respect to a study or clinical trial, the administration of the first dose of Product to the first patient enrolled in such study or trial;

“IND clearance” means filing and clearance by FDA without rejection or being placed on clinical hold;

“indication” means a specific disease or condition;

“filing” means acceptance for filing with the applicable regulatory or governmental authority; and

“approval” means, with respect to a Product in any country or jurisdiction, any approval, registration, license or authorization from a regulatory or governmental authority in a country or other jurisdiction that is necessary to market and sell such Product in such country or jurisdiction; “approval” shall specifically include FDA approvals of BLAs.

6.4. Earned Royalties.

(a) With respect to Net Sales of a Product resulting from a Development Antibody, on a Product-by-Product basis, TESARO shall pay AnaptysBio a royalty on Net Sales as follows:

Worldwide Annual Net Sales of a Product (on a Product-by-Product basis) during the applicable calendar year during the Royalty Term:	Royalty Rate Applicable to a Product:
Portion less than or equal to $[*]:	[*]%
Portion greater than $[*], but less than or equal to $[*]:	[*]%
Portion greater than $[*], but less than or equal to $[*]:	[*]%
Portion greater than $[*], but less than or equal to $[*]:	[*]%
Portion greater than $[*]:	[*]%

14	*Confidential Treatment Requested.

(b) Royalties payable under this Section 6.4 shall be paid on a country-by- country basis from the date of the first commercial sale of each Product with respect to which royalty payments are due until the later of (i) the [*] ([*]) anniversary of the first commercial sale of the Product in such country, and (ii) the expiration date in such country of the last to expire of any Patent within the AnaptysBio Patents or the Collaboration Patents covering the manufacture, use or sale of such Product in such country (the “Royalty Term”). For the avoidance of doubt, TESARO’s obligation to pay royalties under this Section 6.4 is imposed only once with respect to the same unit of Product, notwithstanding such Product may be covered by more than one valid claim of an AnaptysBio Patent or Collaboration Patent.

(c) If TESARO pays royalties to any Third Party in a country in order to make, use, sell, offer for sale or import the Development Antibody component of a Product in such country, then TESARO shall have the right to credit [*] percent ([*]%) of such Third Party royalty payments against the royalties owing to AnaptysBio under Section 6.4(a) with respect to sales of such Product in such country; provided, however, that TESARO shall not reduce the amount of the royalties owing to AnaptysBio under Section 6.4(a) with respect to such Product in such country to less than [*] percent ([*]%) of the royalties that would otherwise be due under Section 6.4(a) with respect to such Product in such country. Notwithstanding the foregoing, if TESARO pays any such royalties to a Third Party that [*].

7.	PAYMENTS; RECORDS

7.1. Payment Method. All payments due under this Agreement shall be made from a bank located in the United States by bank wire transfer in immediately available funds to a bank account designated by AnaptysBio. All payments hereunder shall be made in U.S. dollars. In the event that the due date of any payment subject to Section 6 is a Saturday, Sunday or national holiday, such payment may be paid on the following business day. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the rate of [*] percent ([*]%) per annum, calculated on the number of days such payment is delinquent.

7.2. Taxes. All payments required to be paid to AnaptysBio pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge.

15	*Confidential Treatment Requested.

7.3. Royalty Payments and Reports. Royalty payments under this Agreement with respect to Net Sales of Product in a given calendar quarter shall be made to AnaptysBio or its designee quarterly within [*] ([*]) days following the applicable calendar quarter. Each royalty payment shall be accompanied by a report [*].

7.4. Books and Records; Accounting and Audits. Each Party shall maintain complete and accurate books and records, in accordance with GAAP, which are relevant to, as applicable, costs or expenses to be reimbursed by TESARO, or payments to made to AnaptysBio, under this Agreement, which books and records shall be sufficient in detail to verify all payment amounts due to a Party hereunder. The Party requesting an audit (the “Auditing Party”) shall have the right, at its own expense and not more than once in any calendar year during the term of this Agreement, to have an independent, certified public accountant, selected by the Auditing Party, and under an obligation of confidence, audit the books and records of the other Party (the “Audited Party”) in the location(s) where such books and records are maintained upon reasonable notice (which shall be no less than fifteen (15) business days prior written notice) and during regular business hours, and for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement. The report and communication of such accountant with respect to such an audit shall be limited to a certificate stating whether any, as applicable, report made or reimbursement or other payment submitted during such period is accurate or inaccurate and, if a discrepancy is identified, shall also indicate the amount and if applicable, with respect to any report, the nature, of any discrepancy, and the correct information (with respect to the applicable period). Such accountant shall provide AnaptysBio and TESARO with a copy of each such report simultaneously. Should the audit lead to the discovery of a discrepancy: (i) to the Auditing Party’s detriment, the Audited Party shall pay to the Auditing Party the amount of the discrepancy within thirty (30) days of the Audited Party’s receipt of the report; or (ii) to the Audited Party’s detriment, the Audited Party may, as applicable, credit the amount of the discrepancy against future payments payable to the Auditing Party under this Agreement, and if there are no such payments payable, then the Auditing Party shall pay to the Audited Party the amount of the discrepancy within thirty (30) days of the Auditing Party’s receipt of the report. Additionally, in the event that the discrepancy is to the Auditing Party’s detriment and is greater than five percent (5%) of the amount due for such audited period, then the Audited Party shall pay or reimburse the reasonable cost charged by such accountant for such audit. Once the Auditing Party has conducted an audit permitted by this Section 7.4 in respect of any period, it may not re-inspect the Audited Party’s books and records in respect of such period, unless a subsequent audit of a separate reporting period uncovers fraud on the part of the Audited Party that is reasonably expected to have been occurring during the prior audited period. For clarity, however, if a discrepancy is identified by the accountant during the course of an audit and the Parties do not agree upon a resolution of such discrepancy, then the Auditing Party’s accountant may re-inspect the books and records to the extent reasonably relevant to resolving such discrepancy. Notwithstanding anything herein to the contrary, upon the expiration of three (3) years following the end of any calendar year, the right to audit, the books and records for such calendar year shall expire and such Party shall be released from any liability or accountability with respect to payments or FTE work performed as reflected in such books of such Party for such calendar year (including, for clarity, with respect to the calculation of royalties payable with respect to each such calendar year). The Parties shall no longer be required to retain such books and records for any calendar year after the expiration of the third (3rd) calendar year following such calendar year.

16	*Confidential Treatment Requested.

7.5. Blocked Currency. If at any time legal restrictions in the Territory prevent the prompt remittance of any payments with respect to sales therein, TESARO shall have the right and option to make such payments by depositing the amount thereof in local currency to AnaptysBio account in a bank or depository in the Territory.

7.6. Confidentiality. Each Party shall treat all financial information of the other Party that is subject to review under this Section 7 of this Agreement (including all royalty reports) as such other Party’s Confidential Information.

8.	DILIGENCE; REVERSION

8.1. Products. TESARO shall use Commercially Reasonable Efforts to (a) fund the development of each Discovery Program as set forth in the applicable Discovery Plan and until each Discovery Program has reached the applicable key program decision point set forth in the applicable Discovery Plan, (b) advance at least one Development Antibody with respect to each Development Program, (c) research, test and develop Products, (d) obtain regulatory approval for preclinical, clinical and commercial use of at least one Product with respect to each Development Program, and (e) commercialize Products and attempt to obtain the optimum commercial return for each Product in all major markets throughout the world. [*]

8.2. Reversion. If TESARO fails to satisfy its obligations under Section 8.1 with respect to a Discovery Program or Development Program, or discontinues development of all Products within a Discovery Program or Development Program, then all rights to that Discovery Program and/or Development Program, including Development Antibody, Products, data, result, materials and Collaboration IP Rights resulting from such Discovery Program or Development Program shall revert to AnaptysBio in accordance with Sections 14.4(b), 14.4(d) or 14.4(e) without any further obligation to TESARO.

9.	INTELLECTUAL PROPERTY

9.1. Ownership of Inventions; Disclosure.

(a) Ownership. Title to all inventions and other intellectual property made by employees of AnaptysBio in the course of performing, or in connection with, the Discovery Programs shall be owned by AnaptysBio; title to all inventions and other intellectual property made by employees of TESARO in the course of performing, or in connection with, the Discovery Programs or the further development of a Product shall be owned by TESARO; title to all inventions and other intellectual property made jointly by employees of TESARO and AnaptysBio in the course of performing, or in connection with, the Discovery Programs shall be owned jointly by TESARO and AnaptysBio. Inventorship of inventions and other intellectual property made pursuant to this Agreement shall be determined in accordance with the patent laws of the United States. Except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit patented jointly-owned subject matter, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. Notwithstanding the foregoing, AnaptysBio is and shall be the sole owner of the AnaptysBio Platform.

17	*Confidential Treatment Requested.

(b) Disclosure of Inventions. Each Party shall promptly disclose to the other any inventions made in connection with this Agreement.

9.2. Patent Prosecution. Prior to the IND clearance for a Product resulting from a Discovery Program, AnaptysBio shall be responsible, at TESARO’s expense, for (i) preparing, filing, prosecuting and maintaining Patent applications and Patents directed to Collaboration Patents claiming the manufacture, composition or use of such Product, and (ii) for conducting any interferences, re-examinations, reissues and oppositions relating thereto (“Prosecute and Maintain”); provided, that TESARO’s financial obligations with respect to any such interference or opposition shall be subject to AnaptysBio obtaining TESARO’s prior written consent with respect to any such action and the associated costs. After IND clearance for a Product resulting from a Discovery Program, TESARO shall be responsible at TESARO’s expense to Prosecute and Maintain the applicable Collaboration Patents. The Party that is tasked to Prosecute and Maintain shall keep the other Party informed with respect to the prosecution and issuance of the Collaboration Patents and provide prompt notice of all material matters related thereto (including upon such Party’s request), and the other Party shall reasonably cooperate with and assist the Party tasked to Prosecute and Maintain in connection with such activities, including without limitation by making scientists and scientific records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to continue any filing, prosecution, maintenance or extension thereof.

9.3. Enforcement and Defense.

(a) Each Party shall promptly notify the other of any knowledge it acquires of any potential infringement of the Collaboration Patents by a Third Party.

(b) If any Patent within the Collaboration Patents is infringed by a Third Party in any country in the Territory in connection with the manufacture, use and sale of a product the same as or substantially similar to a Product in the Field in such country, TESARO shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of such Patent, by counsel of its own choice, and AnaptysBio shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If TESARO fails to bring an action or proceeding within a period of one hundred twenty (120) days after a request by AnaptysBio to do so, AnaptysBio shall have the right to bring and control any such action by counsel of its own choice, and TESARO shall have the right to be represented in any such action by counsel of its own choice at its own expense.

(c) If one Party brings an action or proceeding in accordance with Section 9.3(b), the second Party agrees to be joined as a party plaintiff if necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Party bringing suit under this Section shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: The amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of- pocket costs of such action, and then (i) if TESARO is the Party that brings such action or proceeding, then AnaptysBio shall be paid an amount equal to the royalties, if any, that would have been due upon sales of the infringing product as if such infringing sales had been Net Sales of a Product sold by or under the authority of TESARO, and the remaining portion of such recovery shall be paid to TESARO, or (ii) if AnaptysBio is the Party that brings such action or proceeding, then the remaining portion of such recovery shall be retained by AnaptysBio. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 9.3 may be entered into without the consent of the Party not bringing the suit. Neither Party shall, however, have the right to enter into any settlement or consent to any claim to the effect that the patent protection offered under any part of the Collaboration Patents would be materially negatively affected, without the consent of the other Party, such consent not to be unreasonably withheld.

10.	CONFIDENTIALITY

10.1. Confidential Information. Except as otherwise expressly provided herein, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter, the receiving Party shall not, except as expressly provided in this Section 10, disclose to any Third Party any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement, or any results of the Discovery Programs (“Results”). For purposes of this Section 10, “Confidential Information” shall mean any information, samples or other materials, which if disclosed in tangible form is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature, or, if disclosed orally, is indicated orally to be confidential or proprietary at the time of such disclosure and is confirmed in writing as confidential or proprietary within forty-five (45) days after such disclosure. Notwithstanding the foregoing, Confidential Information shall not include any information that can be established by the receiving Party by competent proof that such information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any breach of this Agreement by the receiving Party;

(d) was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

10.2. Permitted Use and Disclosures. Each Party hereto may use or disclose Confidential Information disclosed to it by the other Party or Results to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder in filing or prosecuting Patent applications, prosecuting or defending litigation, complying with applicable governmental laws, rules, regulations or court order or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising license rights expressly granted by the other Party to it pursuant to the terms of this Agreement; provided, that if a Party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of Patent applications, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements. Nothing in this Article 10 shall restrict TESARO from providing Development Antibodies (and associated related information) to academic and other collaborators to conduct pre-clinical and clinical studies to further the research, development and commercialization of the Development Antibodies.

11.	PUBLICITY

11.1. Nondisclosure of Terms. Each of the Parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors, investors, potential investors and other similarly situated Third Parties on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, the press release attached to the Supplemental Information Package as Exhibit B-1 shall be jointly released by both Parties promptly following the Effective Date, and the press release attached to the Supplemental Information Package as Exhibit B-2 shall be released by AnaptysBio promptly following the Effective Date. Furthermore, it is understood that either Party may be required to issue subsequent press releases or make disclosures required by law (pursuant to filings with the Securities and Exchange Commission or otherwise) relating to the terms of this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of all such press releases or other disclosures required by law prior to the issuance thereof, provided that a Party may not unreasonably withhold or delay consent to such releases or disclosures, and that either Party may issue such press releases or make such disclosures as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate stock market disclosure. Furthermore, AnaptysBio shall have the right to publicly announce, by press release or otherwise, the occurrence of each significant event under the terms of this Agreement, including the receipt of each milestone payment reference above, provided that AnaptysBio consults with TESARO reasonably and in good faith with respect to the text and timing of such public announcement prior to the issuance thereof, provided that no Confidential Information shall be disclosed without permission of TESARO.

11.2. Publications. With respect to any Discovery Program, each Party shall submit any proposed scientific publication to the other Party that relates directly to one or more Development Antibodies or Products, discloses the results of a Discovery Program or includes Confidential Information of the other Party at least thirty (30) days in advance to allow that Party to review such planned public disclosure. The reviewing Party will promptly review such proposed scientific publication and make any objections that it may have to the publication of such results or the Confidential Information of the reviewing Party contained therein. Should the reviewing Party make an objection to the publication of any such results or Confidential Information, then the Parties shall discuss the advantages and disadvantages of publishing such results or Confidential Information. If the Parties are unable to agree on whether to publish the same, the respective Chief Executive Officers of AnaptysBio and TESARO (or, with respect to TESARO, the President) shall reasonably agree on the extent to which the publication of such results or Confidential Information shall be made. AnaptysBio acknowledges that TESARO may enter into agreements with academic and other collaborators to conduct studies with Development Antibodies, including in combination with other compounds, in all cases consistent with the license rights granted hereunder. Notwithstanding the provisions of this Section 11.2 to the contrary, TESARO shall be required only to request such collaborators comply with the provisions of this Section 11.2 with regard to their scientific publications, but TESARO shall not be in violation of this Section 11.2 as a result of the actions of such collaborators with respect thereto.

11.3. Blinded Data. For the purposes of promoting or otherwise highlighting the advantages of the AnaptysBio Platform, AnaptysBio may disclose (or cause to be disclosed) to Third Parties, blinded data relating to each of the Discovery Programs at any time during or subsequent to the term of the Agreement, provided that (a) neither TESARO, the Targets or therapeutic area shall be identified, directly or indirectly, in connection therewith, (b) TESARO shall have an opportunity to review each such disclosure at least thirty (30) days prior to the release thereof, and (c) no such disclosure shall include any Confidential Information of TESARO.

11.4. Permitted Disclosures. Notwithstanding anything to the contrary contained in this Agreement or any confidentiality agreement between the Parties, nothing herein or therein shall prevent a Party from disclosing the terms of this Agreement or such other information a Party reasonably determines, based on advice from its counsel, is necessary or desirable to disclose under applicable law, regulation or legal process (whether in connection with its ongoing disclosure obligations, in connection with a corporate activity or otherwise), including as required by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, or in connection with a presentation or disclosure to investors or potential investors subject to customary and appropriate confidentiality restrictions.

12.	REPRESENTATIONS AND WARRANTIES

12.1. TESARO. TESARO represents and warrants that:

(a) it has the legal power, authority and right to enter into this Agreement and to fully perform all of its obligations hereunder, and has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting creditors, generally, or general principles of equity;

(c) the performance of its obligations hereunder do not conflict with, violate or breach or constitute a default or require any consent under, any agreement, instrument or understanding, or other contractual obligations of TESARO;

(d) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental authority, is necessary for the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement; and

(e) TESARO has not and shall not employ (or use any Subcontractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of the EMA), or any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), or is convicted of a crime for which an individual or entity could be debarred under 21 U.S.C. Section 335a or its foreign equivalent or has been under indictment for a crime for which a person or entity could be debarred under such provision.

12.2. AnaptysBio. AnaptysBio represents and warrants that:

(a) it has the legal power, authority and right to enter into this Agreement and to fully perform all of its obligations hereunder, and has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting creditors, generally, or general principles of equity;

(c) the performance of its obligations hereunder do not conflict with, violate or breach or constitute a default or require any consent under, any agreement, instrument or understanding, or other contractual obligations of AnaptysBio;

(d) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental authority, is necessary for the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement;

(e) AnaptysBio Controls the AnaptysBio Know-How and AnaptysBio Patents existing as of the Effective Date;

(f) AnaptysBio has the right to grant all rights and licenses it purports to grant to TESARO with respect to the AnaptysBio Know-How, AnaptysBio Patents and AnaptysBio Platform under this Agreement;

(g) AnaptysBio has no present knowledge that any settled, pending or threatened claim or lawsuit or legal proceeding of a Third Party against AnaptysBio or any other person alleging that the AnaptysBio Know-How, AnaptysBio Patents or AnaptysBio Platform

misappropriates or infringes, in part or in whole, the intellectual property or intellectual property rights of such Third Party;

(h) AnaptysBio has not granted any right or license to any Third Party relating to any of the AnaptysBio Know-How, AnaptysBio Patents or AnaptysBio Platform that would conflict or interfere with any of the rights or licenses granted or purported to be granted to TESARO hereunder;

(i) Schedule 12.2(i) attached hereto sets forth a complete and accurate list of the AnaptysBio Patents as of the Effective Date, indicating the owner or co-owners thereof if such AnaptysBio Patent is not solely owned by AnaptysBio. AnaptysBio has disclosed to TESARO all material information received by AnaptysBio as of the Effective Date concerning the institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving any AnaptysBio Patent or Patent included in the AnaptysBio Platform anywhere in the Territory;

(j) To the best of AnaptysBio’s knowledge as of the Effective Date, Exhibit C attached to the Supplemental Information Package sets forth a complete and accurate list of all Target Antagonists owned or Controlled by AnaptysBio as of the Effective Date;

(k) To the best of AnaptysBio’s knowledge as of the Effective Date, TESARO will not be required to obtain a license or sublicense under any Third Party In-License for TESARO to research, develop, make, have made, use, sell, offer for sale, import and export Products for use in the Field and in the Territory pursuant to the rights and licenses granted to it under this Agreement;

(l) AnaptysBio has not and shall not employ (or use any Subcontractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of the EMA), or any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), or is convicted of a crime for which an individual or entity could be debarred under 21 U.S.C. Section 335a or its foreign equivalent or has been under indictment for a crime for which a person or entity could be debarred under such provision; and

(m) AnaptysBio acknowledges that, in entering into this Agreement, TESARO has relied upon information supplied by AnaptysBio and information which AnaptysBio has caused to be supplied to TESARO by AnaptysBio’s agents and/or representatives (all of such information being hereinafter referred to collectively as “Product Information”). To the knowledge of AnaptysBio as of the Effective Date, the Product Information is accurate in all material respects. AnaptysBio has not, as of the Effective Date, intentionally omitted to furnish TESARO with any material information known to AnaptysBio concerning the AnaptysBio IP Rights, AnaptysBio Platform or Development Antibodies, or the transactions contemplated by this Agreement, which would reasonably be considered to be material to TESARO’s decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

12.3. Disclaimer. TESARO and AnaptysBio specifically disclaim any guarantee that the Discovery Programs will be successful, in whole or in part. The failure of the Parties to successfully develop Products will not constitute a breach of any representation or warranty or other obligation under this Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ANAPTYSBIO AND TESARO MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE ANAPTYSBIO IP RIGHTS, INFORMATION DISCLOSED HEREUNDER OR PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

13.	INDEMNIFICATION

13.1. TESARO. TESARO agrees to indemnify, defend and hold AnaptysBio and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “AnaptysBio Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (i) any breach by TESARO of the representations and warranties made in this Agreement, or (ii) the development or commercialization of a Product, except, in each case, to the extent such Liabilities result from the gross negligence or intentional misconduct of AnaptysBio.

13.2. AnaptysBio. AnaptysBio agrees to indemnify, defend and hold TESARO and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “TESARO Indemnitees”) harmless from and against any Liabilities arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to any breach by AnaptysBio of its representations and warranties made in this Agreement, except to the extent such Liabilities result from the gross negligence or intentional misconduct of TESARO.

13.3. Indemnification Procedure. A Party that intends to claim indemnification (the “Indemnitee”) under this Section 13 shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Section 13.3, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification obligations of the Parties under this Section 13 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 13, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Section 13. The Indemnitee under this Section 13, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification.

13.4. LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLES 10 OR 11, OR FOR ACTS OF GROSS NEGLIGENCE OR WRONGFUL INTENTIONAL ACTS OR OMISSIONS, NEITHER TESARO NOR ANAPTYSBIO, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES, SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE; PROVIDED, THAT THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF A PARTY UNDER THE PROVISIONS OF ARTICLE 13 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

14.	TERM AND TERMINATION

14.1. Term. Unless earlier terminated, the Agreement will continue in full force and effect, on a Product-by-Product, Discovery Program-by-Discovery Program, Development Program-by-Development Program and country-by-country basis until the date no further payments are due under Section 6 above.

14.2. Termination for Breach. Either Party to this Agreement may terminate one or more Discovery Program(s), Development Program(s) and/or this Agreement in the event the other Party hereto shall have materially breached or defaulted in any of its representations or warranties or the performance of any of its obligations hereunder, and such default shall have continued for [*] after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such [*] period unless the breaching Party (or any other Party on its behalf) has cured any such breach or default prior to the expiration of the [*] period; provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination [*] following the date that notice of such default was provided to the breaching Party.

14.3. Termination without cause by TESARO. TESARO may terminate this Agreement in its entirety or on a Discovery Program-by-Discovery Program or Development Program-by-Development Program basis without cause upon [*] prior written notice to AnaptysBio.

14.4. Effect of Breach or Termination.

(a) Accrued Rights and Obligations. Termination of this Agreement, or any portion hereof, for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a

25	*Confidential Treatment Requested.

period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b) Return of Materials. Upon a termination of this Agreement, in its entirety, TESARO and AnaptysBio shall promptly return to the other all Confidential Information of the other Party, except one copy of which may be retained for archival purposes. Upon termination of this Agreement, a Discovery Program or a Development Program by TESARO pursuant to Section 14.3, or by AnaptysBio pursuant to Section 14.2, TESARO shall return to AnaptysBio copies of records received by TESARO pursuant to Section 2.9 or, if only a Discovery Program or a Development Program is terminated, then those records received by TESARO pursuant to Section 2.9, with respect to the terminated program.

(c) Effect of Termination of Agreement by TESARO Without Cause or by AnaptysBio for Breach by TESARO. If TESARO terminates this Agreement in its entirety without cause pursuant to Section 14.3 or if AnaptysBio terminates this Agreement in its entirety pursuant to Section 14.2 for breach by TESARO, then:

(i) all licenses and rights to TESARO under Section 5.1 shall concurrently terminate, and TESARO and its Affiliates and sublicensees shall immediately cease all manufacture, development and commercialization of Products; provided, that TESARO and its Affiliates, sublicensees and distributors shall be entitled, during the twelve (12) month period immediately following the effective date of termination, to finish any work-in-progress and to sell any Products remaining in inventory, in accordance with the terms of this Agreement;

(ii) TESARO hereby grants to AnaptysBio an irrevocable, non- exclusive, worldwide license, with the right to grant and authorize sublicenses, under TESARO’s interest in the Collaboration IP Rights, TESARO Patents and TESARO Know-How, to make, have made, use, sell, offer to sell and import Products;

(iii) To the extent permitted by applicable regulatory authorities, TESARO shall and hereby does transfer to AnaptysBio all regulatory filings and regulatory approvals for the Products held by TESARO, its Affiliates or sublicensees, or if the foregoing transfer is not permitted by the applicable regulatory authority, TESARO hereby permit AnaptysBio to cross-reference and rely upon any such regulatory approvals and regulatory filings;

(iv) AnaptysBio shall have the sole right to Prosecute and Maintain, and to solely enforce, all Collaboration IP Rights; and

(v) Upon AnaptysBio’s request, TESARO shall continue all on-going development for the Products for a mutually agreed upon migration period after termination of this Agreement (“Migration Period”). During such Migration Period, TESARO shall provide such knowledge transfer and other training to AnaptysBio as reasonably necessary for AnaptysBio to continue such activities. In connection with such transfer, TESARO shall, subject to subsection (i) above: (A) transfer to AnaptysBio all quantities of Products manufactured by TESARO in TESARO’s control as of the effective date of termination, (B) assign to AnaptysBio any agreements with Third Parties with respect to the development or commercialization of

Product (to the extent assignable) and (C) continue funding FTEs (equivalent to the number of FTEs being funded upon the date of notice of termination) for a mutually agreed period not to exceed [*].

(d) Effect of Termination of Discovery Program. If AnaptysBio terminates a Discovery Program pursuant to Section 14.2 for breach by TESARO, or TESARO discontinues a Discovery Program in accordance with Section 8.2, then:

(i) AnaptysBio’s obligations to conduct further activities under the applicable Discovery Program shall terminate as of the effective date of such termination; and

(ii) all licenses and rights to TESARO under Section 5.1 for the Products resulting from such Discovery Program shall concurrently terminate, and TESARO and its Affiliates and sublicensees shall immediately cease all manufacture, development and commercialization of such Products;

(iii) TESARO hereby grants to AnaptysBio an irrevocable, non- exclusive, worldwide license, with the right to grant and authorize sublicenses, under TESARO’s interest in the Collaboration IP Rights, TESARO Patents and TESARO Know-How, to make, have made, use, sell, offer to sell and import Products resulting from such Discovery Program;

(iv) To the extent permitted by applicable regulatory authorities, TESARO shall and hereby does transfer to AnaptysBio all regulatory filings and regulatory approvals for the Product resulting from such Discovery Program held by TESARO, its Affiliates or sublicensees, or if the foregoing transfer is not permitted by the applicable regulatory authority, TESARO hereby permit AnaptysBio to cross-reference and rely upon any such regulatory approvals and regulatory filings;

(v) AnaptysBio shall have the sole right to Prosecute and Maintain, and to solely enforce, all Collaboration IP Rights that are the subject of such Discovery Program; and

(vi) Upon AnaptysBio’s request, TESARO shall continue all on-going development for the Products resulting from such Discovery Program for a mutually agreed upon Migration Period after termination of this Agreement. During such Migration Period, TESARO shall provide such knowledge transfer and other training to AnaptysBio as reasonably necessary for AnaptysBio to continue such activities. In connection with such transfer, TESARO shall: (A) transfer to AnaptysBio all quantities of Product resulting from such Discovery Program generated by TESARO in TESARO’s control as of the effective date of termination, (B) assign to AnaptysBio any agreements with Third Parties with respect to the development or commercialization of such Products (to the extent assignable), and (C) continue funding FTEs (equivalent to the number of FTEs being funded upon the date of notice of termination) for a mutually agreed period not to exceed [*].

(e) Effect of Termination of Development Program. If AnaptysBio terminates a Development Program pursuant to Section 14.2 for breach by TESARO, or TESARO discontinues a Development Program in accordance with Section 8.2, then:

27	*Confidential Treatment Requested.

(i) all licenses and rights to TESARO under Section 5.1 for the Products resulting from such Development Program shall concurrently terminate, and TESARO and its Affiliates and sublicensees shall immediately cease all manufacture, development and commercialization of such Products;

(ii) TESARO hereby grants to AnaptysBio an irrevocable, non- exclusive, worldwide license, with the right to grant and authorize sublicenses, under TESARO’s interest in the Collaboration IP Rights, TESARO Patents and TESARO Know-How, to make, have made, use, sell, offer to sell and import Products resulting from such Development Program;

(iii) To the extent permitted by applicable regulatory authorities, TESARO shall and hereby does transfer to AnaptysBio all regulatory filings and regulatory approvals for the Product resulting from such Development Program held by TESARO, its Affiliates or sublicensees, or if the foregoing transfer is not permitted by the applicable regulatory authority, TESARO hereby permit AnaptysBio to cross-reference and rely upon any such regulatory approvals and regulatory filings;

(iv) AnaptysBio shall have the sole right to Prosecute and Maintain, and to solely enforce, all Collaboration IP Rights that are the subject of such Development Program; and

(v) Upon AnaptysBio’s request, TESARO shall continue all on-going development for the Products resulting from such Development Program for a mutually agreed upon Migration Period after termination of this Agreement. During such Migration Period, TESARO shall provide such knowledge transfer and other training to AnaptysBio as reasonably necessary for AnaptysBio to continue such activities. In connection with such transfer, TESARO shall: (A) transfer to AnaptysBio all quantities of Product resulting from such Discovery Program manufactured by TESARO in TESARO’s control as of the effective date of termination, (B) assign to AnaptysBio any agreements with Third Parties with respect to the development or commercialization of such Products (to the extent assignable), and (C) continue funding FTEs (equivalent to the number of FTEs being funded upon the date of notice of termination) for a mutually agreed period not to exceed the remaining portion of the then-current calendar quarter and one (1) full calendar quarter following the effective date of termination.

(f) Effect of Termination by TESARO With Cause or by TESARO for Breach by AnaptysBio. If TESARO terminates one or more Discovery Programs or this Agreement pursuant to Section 14.2 for breach by AnaptysBio, then:

(i) all licenses and rights to TESARO under Section 5.1 with respect to the applicable Discovery Program(s), Development Program(s) and Products shall automatically become perpetual and irrevocable; provided, that the payment obligations under Sections 6.3 and 6.4 shall continue; provided, however, that if TESARO terminated this Agreement pursuant to AnaptysBio’s uncured material breach of Article 5, then without limiting any other rights or remedies available to TESARO, TESARO shall continue to make payments to AnaptysBio under Sections 6.3 and 6.4 but at [*] percent ([*]%) of the amounts set forth therein when and if they become due;

28	*Confidential Treatment Requested.

(ii) AnaptysBio and its Affiliates and sublicensees shall immediately cease all research, development or other activities with respect to applicable Development Antibodies and Products resulting from such Discovery Program;

(iii) To the extent permitted by applicable regulatory authorities, AnaptysBio shall and hereby does transfer to TESARO all regulatory filings and regulatory approvals for the applicable Products resulting from such Discovery Program held by AnaptysBio, its Affiliates or sublicensees, or if the foregoing transfer is not permitted by the applicable regulatory authority, AnaptysBio shall, and hereby does, permit TESARO to cross- reference and rely upon any such regulatory approvals and regulatory filings;

(iv) TESARO shall have the sole right to Prosecute and Maintain, and to solely enforce, all Collaboration IP Rights specific to such Discovery Program; and

(v) Upon TESARO’s request, AnaptysBio shall continue all on-going development under such Discovery Program and for applicable Products for a mutually agreed upon Migration Period after termination of this Agreement. During such Migration Period, AnaptysBio shall provide such knowledge transfer and other training to TESARO or its designees as reasonably necessary for TESARO to continue such activities. In connection with such transfer, AnaptysBio shall transfer to TESARO all quantities of applicable Development Antibodies and Products manufactured by or on behalf of AnaptysBio and in the possession or control of AnaptysBio or its affiliates or contractors as of the effective date of termination, and assign to TESARO any agreements with Third Parties with respect to the research, development or commercialization of applicable Development Antibodies or Products.

14.5. Expiration. Upon the expiration of the last to expire Royalty Term for Products resulting from a Discovery Program and Development Program, all licenses and rights to TESARO under Section 5.1 with respect to such Discovery Program and Development Program and Products shall automatically become fully paid up, perpetual and irrevocable.

14.6. Survival Sections. Sections 7, 9, 10, 13, 14.4, 14.5, 14.6, 14.7 and 15 shall survive the expiration or termination of this Agreement for any reason.

14.7. Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

15.	MISCELLANEOUS

15.1. Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the State of Delaware, without reference to conflicts of laws principles thereof that would result in the application of any other law.

15.2. Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

15.3. Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto, and any attempted assignment shall be null and void. Notwithstanding the foregoing, either Party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. This Agreement shall be binding upon and accrue to the benefit any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor.

15.4. Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

15.5. Compliance with Laws. In exercising their rights under this license, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Products pursuant to this Agreement.

15.6. Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto and shall be deemed to have been given upon receipt:

If to TESARO:	TESARO, Inc.
1000 Winter Street, Suite 3300
Waltham, Massachusetts 02541
	Attention:	Leon O. Moulder, Jr.,
Chief Executive Officer
	Facsimile:	339-230-3961

and

TESARO Development Ltd.
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda
	Attention:	Corporate Secretary

with a copy (which shall not constitute notice) to:	Hogan Lovells US LLP
100 International Drive, Suite 2000

Baltimore, MD 21202
	Attention:	Asher M. Rubin
	Facsimile:	410-659 2701

If to AnaptysBio:	AnaptysBio, Inc.
10421 Pacific Center Court, Suite 200
San Diego, CA 92121
	Attention:	Hamza Suria, Chief Executive Officer
	Facsimile:	858-366-9055

with a copy (which shall not constitute notice) to:	Fenwick & West
1191 Second Avenue, 10th Floor
Seattle, WA 98101
	Attention:	Effie Toshav
	Facsimile:	206-389-4511

15.7. Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In the event a Party seeks to avoid a material provision of this Agreement upon an assertion that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the asserting Party, unless such assertion is eliminated and cured within such sixty (60) day period. Such a termination shall be deemed a termination by such Party for breach pursuant to Section 14.2.

15.8. Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

15.9. Complete Agreement. This Agreement and the Supplemental Information Package, constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of AnaptysBio and TESARO. TESARO, Inc., and TESARO Development, Ltd shall be jointly and severally liable for all obligations of TESARO under this Agreement.

15.10. Headings. The captions to the several Sections hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

15.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Collaboration and Exclusive License Agreement to be duly executed by their authorized representatives and delivered in duplicate originals effective as of the Effective Date.

TESARO, INC.		ANAPTYSBIO, INC.

By:	/s/ Leon O. Moulder, Jr.	By:	/s/ Hamza Suria

Name:	Leon O. Moulder, Jr.	Name:	Hamza Suria

Title:	Chief Executive Officer	Title:	President & CEO

TESARO DEVELOPMENT, LTD.

By:	/s/ Leon O. Moulder, Jr.

Name:	Leon O. Moulder, Jr.

Title:	Chief Executive Officer

Signature page to Collaboration and Exclusive License Agreement

Schedule 12.2(i)

AnaptysBio Patents

[*]

*Confidential Treatment Requested.

AMENDMENT NO. 1

TO COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 1 to the Collaboration and Exclusive License Agreement (this “Amendment”) effective as of November 28, 2014 (the “Amendment Date”), is entered into is made by and between (i) AnaptysBio, Inc., a Delaware corporation, having a place of business at 10421 Pacific Center Court, Suite 200, San Diego, California 92121 (“AnaptysBio”), and (ii) TESARO, Inc., a Delaware corporation, having a place of business at 1000 Winter Street, Suite 3300, Waltham, Massachusetts 02541 (“TESARO US”) and TESARO Development, Ltd., a Bermuda corporation, having its principal office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (together with TESARO US, “TESARO”).

WHEREAS, the parties previously entered into that certain Collaboration and Exclusive License Agreement dated as of March 10, 2014 (the “Agreement”);

WHEREAS, the parties wish to amend the Agreement in certain respects on the terms and conditions set forth herein.

NOW THEREFORE, capitalized terms not defined in this Amendment shall have the meaning ascribed in the Agreement, and the parties hereby agree as follows:

1. Amendment License Fee. Within ten (10) business days following the Amendment Date, TESARO shall pay to AnaptysBio a non-creditable, non-refundable license fee of two million dollars (USD $2,000,000.00).

2. Amendment. The following Sections of the Agreement are hereby amended and replaced in their entirety as follows:

2.1. Section 1 of the Agreement is amended to add the following new definitions:

(a) 1.51 “[*]” shall mean [*].

(b) 1.52 “[*]” shall mean both [*] and shall be used with respect to a Development Antibody that is specifically designed to cross-react and antagonize both [*].

(c) 1.53 “[*] Development Program” shall mean the development program to be conducted in accordance with Section 3 for the development of Development Antibodies generated under the [*] Discovery Program.

(d) 1.54 “[*] Discovery Program” shall mean the discovery program to be conducted in accordance with Section 2 for the development of antibodies directed to antagonize both [*].

2.2. Section 1.14, the definition of “Development Programs”, is amended to add the [*] Development Program.

*Confidential Treatment Requested.

2.3. Section 1.15, the definition of “Discovery Plan”, is amended to add Exhibit A-4 to the Supplemental Information Package.

2.4. Section 1.16, the definition of “Discovery Programs”, is amended to add the [*] Discovery Program.

2.5. Section 1.41, the definition of “Target(s)”, is amended to include [*].

2.6. Section 2.4 is hereby amended by adding the following new sentence immediately following the end of Section 2.4: “Exhibit A-4 to the Supplemental Information Package is hereby added as an additional Discovery Program to be carried out in accordance with this Agreement.”

2.7. Section 5.3(a) of the Agreement is hereby amended by adding the following new sentence immediately following the end of Section 5.3(a):

[*]

3. TESARO shall pay AnaptysBio each of the milestone payments set forth in Section 6.3 of the License Agreement [*].

4. Discovery Plan. The Discovery Plan for the [*] Discovery Program shall be added to the Supplemental Information Package as Exhibit A-4, thereto.

5. Press Release. Disclosure of the terms of this Amendment are subject to Section 11.1 of the Agreement, provided that the press release attached to this Amendment as Appendix A shall be jointly released by both Parties promptly following the Amendment Date.

6. Miscellaneous. This Amendment shall be effective for all purposes as of the Amendment Date. Except as expressly modified herein, the Agreement shall continue to remain in full force and effect in accordance with its terms. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

*Confidential Treatment Requested.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives effective as of the Amendment Date.

TESARO, INC.		ANAPTYSBIO, INC.

By:	/s/ Leon O. Moulder, Jr.	By:	/s/ Hamza Suria

Name:	Leon O. Moulder, Jr.	Name:	Hamza Suria

Title:	Chief Executive Officer	Title:	President & CEO

TESARO DEVELOPMENT, LTD.

By:	/s/ Leon O. Moulder, Jr.

Name:	Leon O. Moulder, Jr.

Title:	Chief Executive Officer

Appendix A

Press Release

FOR RELEASE ON DECEMBER 2, 2014 AT 5:15 AM ET

TESARO AND ANAPTYSBIO EXPAND IMMUNO-ONCOLOGY COLLABORATION TO INCLUDE NOVEL BISPECIFIC ANTIBODY CANDIDATE

—Candidate Will Target Two Undisclosed Immune Checkpoints

—Anti-TIM-3 Antibody Data to be Presented Today at the AACR Conference in Orlando

WALTHAM, MA, and SAN DIEGO, CA – December 2, 2014 – TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, and AnaptysBio, Inc., a privately-held therapeutic antibody company, today announced an expansion of their immuno-oncology collaboration and exclusive license agreement to include development of a novel bispecific antibody candidate designed to target two undisclosed immune checkpoints.

AnaptysBio and TESARO first initiated their collaboration in March of 2014, and have together focused on the development of monospecific antibody drug candidates targeting TIM-3, LAG-3 and PD-1 and dual reactive antibody drug candidates targeting PD-1/TIM-3 and PD-1/LAG-3. Since the beginning of this partnership, Investigational New Drug (IND) enabling preclinical studies of TSR-042 (anti-PD-1 antibody candidate) have been initiated, and additional clinical candidates have been identified, including lead candidates targeting TIM-3 and LAG-3.

“Through our collaboration with AnaptysBio, we are employing a variety of approaches, including monospecific, bispecific and dual specific antibodies, to address some of the most validated and promising immune checkpoint targets,” said Mary Lynne Hedley, president and COO of TESARO. “We are committed to advancing the science of immuno-oncology in order to potentially transform the care of patients with cancer. Our team looks forward to continued collaboration with AnaptysBio on these programs and to the presentation of data describing our anti-TIM-3 antibody candidate at the AACR conference later today in Orlando.”

“AnaptysBio continues to focus on the development of therapeutic antibodies for unmet medical needs in immuno-oncology, inflammation and fibrosis. Our strategic advantage is the ability to rapidly discover and develop therapeutic antibodies against emerging biological targets using the natural somatic hypermutation mechanism encoded within the human immune system,” said Hamza Suria, president and CEO of AnaptysBio. “We are pleased to expand our collaboration with TESARO, and look forward to advancing multiple immuno-oncology antibodies into the clinic.”

Under the terms of this expansion, TESARO will pay AnaptysBio an undisclosed upfront fee and will provide funding for all costs incurred by AnaptysBio related to the development of a clinical antibody candidate. For each program within the collaboration, AnaptysBio is eligible to receive milestone payments if certain research and development events are achieved and additional payments for achievement of certain U.S. and ex-U.S. regulatory submissions and approvals in multiple indications. AnaptysBio will also be eligible to receive royalties related to worldwide net sales of products developed under the collaboration, and may earn certain commercial milestone payments if specified levels of annual worldwide net sales are attained. AnaptysBio and TESARO will together complete preclinical development of the antibody candidates, with

1

TESARO being solely responsible for all clinical development, manufacturing, regulatory and commercial activities.

AACR Poster Presentation Details

AACR Conference: Tumor Immunology and Immunotherapy: A New Chapter (Orlando) Tuesday, December 2, 2014, 1:15 PM to 3:30 PM, Poster Session A

Abstract title: Identification and characterization of a potent anti-human TIM-3 antagonist

This poster will be available following its presentation at: http://www.tesarobio.com/documents/AACRDec2014.pdf

About AnaptysBio

AnaptysBio is a privately-held antibody development company advancing first-in-class programs in immuno-oncology, inflammation and fibrosis. AnaptysBio’s proprietary SHM-XEL™ platform, which couples fully human antibody libraries with in vitro somatic hypermutation in mammalian cells to generate high affinity antibodies. replicates key features of the human immune system and overcomes limitations of prior antibody technologies. Multiple antibodies emanating from the AnaptysBio pipeline are currently undergoing IND-enabling studies with potentially transformative clinical read-outs during the 2016-2017 timeframe. For more information, visit www.anaptysbio.com

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

TESARO Contact:

Jennifer Davis Sr.

Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

AnaptysBio Contact:

Julie Rathbun

+1.206.769.9219 or julie@rathbuncomm.com

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding the timing of both the selection of clinical candidates from the programs and the commencement of clinical testing, our development plans for any antibody therapeutic candidates individually and in combination

2

other products and product candidates, and our ability to form partnerships in the future in support of our overall oncology strategy. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others. the uncertainties inherent in the research and development of therapeutic antibodies, including the selection, pre-clinical testing and manufacturing of antibodies, initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

###

3